NTL

Exhibit 12.1

                                                        March 31                          December 31
                                                        ------------     ----------------------------------------------
                                                                1999             1998             1997             1996
                                                        ------------     ----------------------------------------------
Fixed charges:
     Interest                                           $141,187,000     $356,575,000     $209,340,000     $147,326,000
     Amortization of debt expense                          2,773,000       10,227,000        7,831,000        8,873,000
     Interest portion of rental expense                    2,422,000        9,687,000        6,016,000        4,957,000
                                                        ------------     ------------     ------------     ------------
                                                        $146,382,000     $376,489,000     $223,187,000     $161,156,000
                                                                                                           ============

Preferred Stock Dividend Requirement                      13,092,000       18,761,000       11,978,000
                                                        ------------     ------------     ------------
Combined Fixed Charges and Preferred Stock Dividends    $159,474,000     $395,250,000     $235,165,000
                                                        ============     ============     ============

Earnings:
     Income (loss) from operations                     ($230,419,000)   ($537,943,000)   ($348,648,000)   ($246,801,000)
     Fixed charges per above                             146,382,000      376,489,000      223,187,000      161,156,000
          Less: Capitalized interest                     (10,364,000)     (27,760,000)      (6,770,000)     (10,294,000)
                                                        ------------     ------------     ------------     ------------
                                                        ($94,401,000)   ($189,214,000)   ($132,231,000)    ($95,939,000)
                                                        ============     ============     ============     ============

Ratio of Earnings to Fixed Charges (1)                            --               --               --               --
Ratio of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends (2)                               --               --               --

                                                                  December 31
                                                       ------------------------------
                                                                1995             1994
                                                       ------------------------------
Fixed charges:
     Interest                                            $40,562,000      $15,316,000
     Amortization of debt expense                          1,424,000          502,000
     Interest portion of rental expense                      647,000          369,000
                                                         -----------      -----------
                                                         $42,633,000      $16,187,000
                                                         ===========      ===========

Preferred Stock Dividend Requirement

Combined Fixed Charges and Preferred Stock Dividends


Earnings:
     Income (loss) from operations                      ($93,262,000)    ($27,943,000)
     Fixed charges per above                              42,633,000       16,187,000
          Less: Capitalized interest                     (12,183,000)      (3,906,000)
                                                         -----------      -----------
                                                        ($62,812,000)    ($15,662,000)
                                                         ===========      ===========

Ratio of Earnings to Fixed Charges (1)                            --               --
Ratio of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends (2)

The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.

(1) For the three months ended March 31, 1999 and the years ended December 31, 1998, 1997, 1996, 1995, and 1994, the deficit of earnings to fixed charges was $240,783,000, $565,703,000, $355,418,000, $257,095,000, $105,445,000
      and $31,849,000, respectively.

(2) For the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 the deficit of earnings to combined fixed charges and preferred stock dividends was $253,875,000, $584,464,000 and $367,396,000, respectively.